Exhibit 99.1

Anthera Pharmaceuticals Provides Business Update and Reports 2016 Second Quarter Financial Results

•	Met enrollment target in SOLUTION study and enrolled first patient in SIMPLICITY study of Sollpura™
•	Successful sachet manufacturing to support SIMPLICITY study and commercial-scale lipase demonstration batch
•	First patient enrolled in pivotal CHABLIS 7.5 clinical study of blisibimod
•	Positive trends from analysis of BRIGHT-SC Phase 2 clinical study

HAYWARD, Calif., August 9, 2016 -- Anthera Pharmaceuticals, Inc. (Nasdaq:ANTH) today provided a business update and reported financial results for the second quarter ended June 30, 2016.

Recent Developments and Business Highlights:

Sollpura™ (liprotamase) – Exocrine Pancreatic Insufficiency (“EPI”)

o   Phase 3 SOLUTION Clinical Study Enrollment Target of 126 Patients Met

We met the enrollment target in our Phase 3 SOLUTION clinical study evaluating the efficacy and safety of the capsule formulation of Sollpura™ to treat exocrine pancreatic insufficiency in patients with cystic fibrosis in early August.  We expect to report topline efficacy data in the fourth quarter of 2016. For more information on the SOLUTION clinical study, please visit http://www.anthera.com/clinical-studies/solution study/.

o   Initiated SIMPLICITY Clinical Study with an Enrollment Target of 46 Patients

We began dosing patients in the SIMPLICITY clinical study which is evaluating the efficacy and safety of Sollpura™ supplied as a powder for oral solution.  In this study, Sollpura is packaged in a convenient, easy-to-administer packet.  The soluble dose form of all three digestive enzymes is mixed with water or apple juice.  After an initial cohort of patients older than seven is treated for one week, this study will allow for administration of Sollpura™ powder for oral solution to pediatric patients ranging in age from 28 days to seven years.  For more information on the study, please visit http://www.anthera.com/clinical-studies/simplicity-study/.

o   Manufacturing Progressing to Support SIMPLICITY Study and Commercial Readiness

We successfully manufactured and released two sachet dosage strengths with a newly developed dry powder formulation for oral solution, enabling the initiation of the SIMPLICITY clinical study. We made progress with manufacturing technical transfer of all three enzymes to our contract manufacturers site. We completed demonstration batch manufacturing at commercial launch scale for lipase. Additionally, proof-of-concept was demonstrated for a high dose Lipase unit capsule – a further step towards reducing capsule burden in patients with EPI.

Blisibimod - Systemic Lupus Erythematosus (“SLE”)

o   Topline Data from Phase 3 CHABLIS-SC1 Clinical Study

We continue to collect and prepare final data from the Phase 3 CHABLIS-SC1 clinical study as the final patients continue treatment in the study.  The last patient in the study received their final study dose on July 28th.  As described in the protocol, patients are followed for eight weeks after their last dose at which time the final safety data is collected. Due to timing of this final visit, the company expects topline efficacy and safety data will be available prior to the annual American College of Rheumatology Annual Meeting in November. Topline data from the CHABLIS-SC1 will include the primary endpoint evaluation, a six-point reduction in the Systemic Lupus Erythematosus Responder Index (SRI-6) as well as safety and tolerability data from the study. For more information on the CHABLIS-SC1 study, please visit http://www.anthera.com/clinical-studies/chablis_sc/.

o   Phase 3 CHABLIS 7.5 Clinical Study Initiated

CHABLIS 7.5, Anthera’s second Phase 3 clinical study successfully enrolled its first patient. This study will evaluate the efficacy and safety of blisibimod in patients who, despite corticosteroid use, continue to have clinically-active lupus (SLE) and the presence of anti-double-stranded DNA and low complement which are of known serological markers of lupus. For more information about the CHABLIS 7.5 study, visit http://www.anthera.com/clinical-studies/chablis_7-5/.

Blisibimod – IgA Nephropathy

o   Positive Trends Reported on Phase 2 BRIGHT-SC Clinical Study

In June 2016, interim data from the BRIGHT-SC study, which enrolled 57 patients, demonstrated a positive trend in lower proteinuria in blisibimod versus placebo treated patients. While the numerical reduction in proteinuria in blisibimod versus placebo treated patients at week 24 in the BRIGHT-SC study did not meet the predefined primary endpoint of complete or partial response, longer-term data from the study demonstrated an increasingly large separation in proteinuria favoring the blisibimod treated arm compared to placebo. Additionally, secondary biomarker data from the study, including changes in total B cell counts and changes in immunoglobulins IgA, IgG, and IgM, were highly consistent with previous studies with blisibimod and demonstrated marked reduction after 8 weeks on study.  As a result of the increasing proteinuria effect after 24 weeks of dosing, and the demonstration of blisibimod’s effect on immunological markers relevant to IgA nephropathy including reductions of B cells, and immunoglobulins including IgA, IgG and IgM, we elected to continue the study until the last subject enrolled completes 48 weeks of evaluation. For more information about the BRIGHT-SC study, visit http://www.anthera.com/clinical-studies/bright-sc/.

Summary of Financial Results

•	Cash Position. We ended the second quarter of 2016 with cash and cash equivalents totaling $28.5 million, compared to $47.0 million as of December 31, 2015. The decrease in cash was mainly attributable to research, development and operating expenses during the six months ended June 30, 2016.
•	R&D Expense. Research and development expenses for the three and six months ended June 30, 2016 totaled $12.0 million and $21.6 million, respectively, compared to $8.5 million and $14.5 million for the corresponding periods in 2015. The increase is mainly attributable to higher clinical development expenses resulting from the acceleration of patient enrollment in the SOLUTION clinical study, the initiation of the SIMPLICITY clinical study, manufacturing scale-up costs associated with Sollpura, and the initiation of the CHABLIS-7.5 clinical study in severe lupus patients.
•	G&A Expense. General and administrative expenses for the three and six months ended June 30, 2016 totaled $2.6 million and $4.8 million, respectively, compared to $1.7 million and $3.6 million for the corresponding periods in 2015. The increase is primarily due to higher non-cash stock-based compensation expense of $0.6 million and $0.9 million, respectively, recognized during the three and six months ended June 30, 2016.
•	Research Award. A research award, granted to us in March 2015 by the Cystic Fibrosis Foundation Therapeutics, Inc. and recorded as an offset to operating expense, totaled $261,000 for the three and six months ended June 30, 2016. The amount of research award recognized represents the value prescribed to the milestones that we achieved under the award agreement during the current period. There were no research award amounts recorded during the comparative period in 2015.
•	Net Loss. Net loss for the three and six months ended June 30, 2016 was $14.3 million, or $0.35 per basic and diluted share and $26.1 million, or $0.64 per basic and diluted share, respectively, compared to $8.9 million, or $0.25 per basic and diluted share and $16.6 million, or $0.52 per basic and diluted share for the corresponding periods in 2015.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, lupus, lupus with glomerulonephritis, and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc.

         nagarwal@anthera.com or 510-856-5600x5621

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Source: Anthera Pharmaceuticals, Inc.

ANTHERA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
REVENUES:
License fee	$—	$146	$139	$195
Collaborative revenue	—	143	6	339
Total revenues	—	289	145	534
OPERATING EXPENSES:
Research and development	$11,966	$8,539	$21,590	$14,534
General and administrative	2,576	1,696	4,814	3,603
Research award	(261)	(1,100)	(261)	(1,100)
Total operating expenses	14,281	9,135	26,143	17,037
LOSS FROM OPERATIONS	(14,281)	(8,846)	(25,998)	(16,503)
OTHER INCOME (EXPENSE):
Other income (expense)	(53)	(49)	(62)	(52)
NET LOSS	$(14,334)	$(8,895)	$(26,060)	$(16,555)
Net loss per share—basic and diluted	$(0.35)	$(0.25)	$(0.64)	$(0.52)
Weighted-average number of shares used in per share calculation—basic and diluted	41,032,544	35,817,794	40,541,219	31,729,152

ANTHERA PHARMACEUTICALS, INC.
BALANCE SHEET DATA
(in thousands, except share data)
(unaudited)

	June 30, 2016	December 31, 2015

Cash and cash equivalents	$28,500	$46,951
Accounts receivable	$261	$326
Total assets	$30,717	$48,125
Total deferred revenue	$-	$138
Total liabilities, excludes deferred revenue	$10,181	$8,330
Accumulated deficit	$(378,091)	$(352,031)
Total shareholders' equity (deficit)	$20,536	$39,657
Common shares outstanding	41,285,033	40,004,037